Exhibit 99.1

FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana — (BUSINESS WIRE) — April 24, 2026.  First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $4.3 million, or $1.30 per diluted share, for the quarter ended March 31, 2026, compared to net income of $3.2 million, or $0.97 per diluted share, for the quarter ended March 31, 2025.

Results of Operations for the Three Months Ended March 31, 2026 and 2025

Net interest income after provision for credit losses increased $1.8 million for the quarter ended March 31, 2026 compared to the same period in 2025.  Interest income increased $1.6 million when comparing the two periods due to an increase in the average tax-equivalent yield(1) on interest-earning assets from 4.63% for the first quarter of 2025 to 4.96% for the same period in 2026, in addition to an increase in the average balance of interest-earning assets from $1.17 billion for the first quarter of 2025 to $1.22 billion for the same period in 2026.  Interest expense decreased $259,000 as the average cost of interest-bearing liabilities decreased from 1.71% for the quarter ended March 31, 2025 to 1.56% for the same period in 2026 while the average balance of interest-bearing liabilities increased from $881.6 million for the quarter ended March 31, 2025 to $901.4 million for the same period in 2026.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin(1) increased from 3.34% for the quarter ended March 31, 2025 to 3.81% for the same period in 2026. Refer to the accompanying average balance sheet for more information regarding changes in the composition of the Company’s balance sheet and resulting yields and costs from the quarter ended March 31, 2025 to the quarter ended March 31, 2026.

Based on management’s analysis of the ACL on loans and unfunded loan commitments, the provision for credit losses increased from $338,000 for the quarter ended March 31, 2025 to $350,000 for the quarter ended March 31, 2026.  The Bank recognized net charge-offs of $111,000 and $84,000 for the quarters ended March 31, 2026 and 2025, respectively.

Noninterest income increased $200,000 for the quarter ended March 31, 2026 as compared to the quarter ended March 31, 2025.  The increase is primarily due to the Company recognizing an increase of $160,000 in the gain on equity securities when comparing the two periods.  In addition, the Company recognized increases of $45,000 and $44,000 in ATM and debit card fee income, and the gain on sale of loans, respectively, when comparing the two periods.  These increases were partially offset by the Company recognizing a $92,000 loss on sale of available for sale securities for the quarter ended March 31, 2026 compared to a loss of $55,000 for the same period in 2025.  The loss on sale of available for sale securities during the quarter ended March 31, 2026 was a result of management’s decision to sell $18.7 million of available for sale securities to better position the Company’s investment portfolio for increased future yields.

Noninterest expenses increased $572,000 for the quarter ended March 31, 2026 as compared to the same period in 2025. This was primarily due to increases in professional services, compensation and benefits and other expenses of $241,000, $235,000 and $99,000, respectively, when comparing the two periods.  The increase in professional services is due to increased consulting fees.  The increase in compensation and benefits is due to increases in salary and wages associated with annual cost of living and performance related adjustments as well as increases in the cost of Company-provided health insurance benefits. The increase in other expenses is primarily due to an increase in consumer fraud losses recognized for the quarter ended March 31, 2026 as compared to the same period in 2025.

Income tax expense increased $358,000 for the quarter ended March 31, 2026 as compared to the same period in 2025 resulting in an effective tax rate of 19.2% for the quarter ended March 31, 2026, compared to 17.2% for the same period in 2025.  The increase in the Bank’s effective tax rate for the quarter ended March 31, 2026 reflects a higher proportion of net income being subject to taxation compared to the same period last year.

Comparison of Financial Condition at March 31, 2026 and December 31, 2025

Total assets were $1.28 billion at March 31, 2026 compared to $1.27 billion at December 31, 2025.  Cash and cash equivalents and net loans receivable increased $12.4 million and $10.3 million, respectively, from December 31, 2025 to March 31, 2026. These increases were partially offset by a decrease of $9.4 million in available for sale securities when comparing the two periods.  Deposits increased $13.6 million from $1.12 billion at December 31, 2025 to $1.14 billion at March 31, 2026.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) decreased from $4.4 million at December 31, 2025 to $4.0 million at March 31, 2026.

The Bank currently has 17 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

(1) Reconciliations of the non–U.S. Generally Accepted Accounting Principles (“GAAP”) measures are set forth at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:

Joshua P. Stevens

Chief Financial Officer

812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2026	2025
(Dollars in thousands, except per share data)

Total interest income	$14,924	$13,346
Total interest expense	3,506	3,765
Net interest income	11,418	9,581
Provision for credit losses	350	338
Net interest income after provision for credit losses	11,068	9,243

Total non-interest income	2,048	1,848
Total non-interest expense	7,753	7,181
Income before income taxes	5,363	3,910
Income tax expense	1,030	672
Net income	4,333	3,238
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$4,330	$3,235

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.30	$0.97

Diluted	$1.30	$0.97

Weighted average common shares outstanding:
Basic	3,336,077	3,346,850

Diluted	3,338,634	3,348,298

OTHER FINANCIAL DATA

Cash dividends per share	$0.31	$0.29
Return on average assets (annualized)	1.37%	1.08%
Return on average equity (annualized)	12.36%	11.12%
Net interest margin	3.74%	3.28%
Net interest margin (tax-equivalent basis) (1)	3.81%	3.34%
Interest rate spread	3.33%	2.85%
Interest rate spread (tax-equivalent basis) (1)	3.40%	2.92%
Net overhead expense as a percentage of average assets (annualized)	2.45%	2.40%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2026	2025

Cash and cash equivalents	$149,640	$137,288
Interest-bearing time deposits	1,225	1,470
Investment securities	414,764	424,190
Gross loans	674,751	664,208
Allowance for credit losses	10,347	10,108
Earning assets	1,210,943	1,193,475
Total assets	1,284,151	1,271,995
Deposits	1,136,573	1,122,990
Stockholders' equity, net of noncontrolling interest	138,039	137,797
Allowance for credit losses as a percentage of gross loans	1.53%	1.52%
Non-performing assets:
Nonaccrual loans	4,015	4,268
Accruing loans past due 90 days	14	83
Foreclosed real estate	—	—
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	11.13%	11.01%

(1)  See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.

(2)  Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

FIRST CAPITAL, INC. AND SUBSIDIARIES

Consolidated Average Balance Sheets (Unaudited)

	For the Three Months ended March 31,
	2026			2025
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
(Dollars in thousands)
Interest earning assets:
Loans (1) (2):
Taxable	$659,761	$10,355	6.28%	$632,767	$9,684	6.12%
Tax-exempt (3)	10,246	109	4.26%	10,888	114	4.19%
Total loans	670,007	10,464	6.25%	643,655	9,798	6.09%

Investment securities:
Taxable (4)	317,739	2,737	3.45%	309,978	1,860	2.40%
Tax-exempt (3)	119,129	890	2.99%	118,885	821	2.76%
Total investment securities	436,868	3,627	3.32%	428,863	2,681	2.50%

Interest bearing deposits with banks (5)	114,620	1,042	3.64%	96,973	1,063	4.38%

Total interest earning assets	1,221,495	15,133	4.96%	1,169,491	13,542	4.63%

Non-interest earning assets	45,353			29,219
Total assets	$1,266,848			$1,198,710

Interest bearing liabilities:
Interest-bearing demand deposits	$437,419	$1,164	1.06%	$439,716	$1,412	1.28%
Savings accounts	223,373	99	0.18%	225,408	159	0.28%
Time deposits	240,649	2,243	3.73%	216,511	2,194	4.05%
Total deposits	901,441	3,506	1.56%	881,635	3,765	1.71%

Total interest bearing liabilities	901,441	3,506	1.56%	881,635	3,765	1.71%

Non-interest bearing liabilities
Non-interest bearing deposits	213,184			194,025
Other liabilities	12,045			6,641
Total liabilities	1,126,670			1,082,301
Stockholders' equity (6)	140,178			116,409
Total liabilities and stockholders' equity	$1,266,848			$1,198,710

Net interest income (tax-equivalent basis)		$11,627			$9,777
Less: tax equivalent adjustment		(209)			(196)
Net interest income		$11,418			$9,581

Interest rate spread			3.33%			2.85%
Interest rate spread (tax-equivalent basis) (7)			3.40%			2.92%
Net interest margin			3.74%			3.28%
Net interest margin (tax-equivalent basis) (7)			3.81%			3.34%
Ratio of average interest earning assets to average interest bearing liabilities			135.50%			132.65%

(1)  Interest income on loans includes fee income of $191,000 and $175,000 for the three months ended March 31, 2026 and 2025, respectively.

(2)  Average loan balances include loans held for sale and nonperforming loans.

(3)  Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21%.

(4)  Includes taxable debt and equity securities and FHLB Stock.

(5)  Includes interest-bearing deposits with banks and interest-bearing time deposits.

(6)  Stockholders' equity attributable to First Capital, Inc.

(7)  Reconciliations of the non–U.S. GAAP measures are set forth at the end of this press release.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Management uses these “non-GAAP” measures in its analysis of the Company's performance.  Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	March 31,
	2026	2025
(Dollars in thousands)
Net interest income (A)	$11,418	$9,581
Add: Tax-equivalent adjustment	209	196
Tax-equivalent net interest income (B)	11,627	9,777
Average interest earning assets (C)	1,221,495	1,169,491
Net interest margin (A)/(C)	3.74%	3.28%
Net interest margin (tax-equivalent basis) (B)/(C)	3.81%	3.34%

Total interest income (D)	$14,924	$13,346
Add: Tax-equivalent adjustment	209	196
Total interest income tax-equivalent basis (E)	15,133	13,542
Average interest earning assets (F)	1,221,495	1,169,491
Average yield on interest earning assets (D)/(F); (G)	4.89%	4.56%
Average yield on interest earning assets tax-equivalent (E)/(F); (H)	4.96%	4.63%
Average cost of interest bearing liabilities (I)	1.56%	1.71%
Interest rate spread (G)-(I)	3.33%	2.85%
Interest rate spread tax-equivalent (H)-(I)	3.40%	2.92%